                                                                   Exhibit 12.01



                PUBLIC SERVICE COMPANY OF COLORADO (CONSOLIDATED)
                           STATEMENT OF COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                              Thousands of Dollars

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

                                                   Three months ended                    Twelve months ended
                                                       March 31,                              December 31,
                                                   ------------------   ----------------------------------------------------
                                                    2003       2002      2002        2001        2000       1999        1998
                                                    ----       ----      ----        ----        ----       ----        ----
Earnings:

     Net Income                                   $ 70,087   $ 66,691   $264,680   $273,033    $196,128    $204,265    $200,103

Add:
     Income Taxes                                   36,880     33,620    128,686    132,501     102,770      96,574     101,494
     Fixed charges                                  65,418     55,498    237,765    226,651     244,952     234,544     210,539
Deduct:
     Undistributed equity in earnings of
        unconsolidated affiliates                        -          -          -          -           -           -           -
                                                 ----------  ---------  ---------  ---------   ---------  ----------  ----------
              Earnings                            $172,385   $155,809   $631,131   $632,185    $543,850    $535,383    $512,136
                                                 ==========  =========  =========  =========   =========  ==========  ==========


Fixed charges:
     Interest charges, excluding AFC - debt,
         per statement of income                    61,732     51,698    223,021    211,451     229,752     219,344     200,828
      Distributions on redeemable preferred
           securities of subsidiary trust           3,686       3,800     14,744     15,200      15,200      15,200       9,711
                                                 ----------  ---------  ---------  ---------   ---------  ----------  ----------
              Total fixed charges                 $65,418    $ 55,498   $237,765   $226,651    $244,952    $234,544    $210,539
                                                 ==========  =========  =========  =========   =========  ==========  ==========


Ratio of earnings to fixed
     charges                                           2.6        2.8        2.7        2.8         2.2         2.3         2.4
                                                 ==========  =========  =========  =========   =========  ==========  ==========
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